Exhibit 99.1

FOR IMMEDIATE RELEASE

United Insurance Holdings Corp. Appoints Andrew Swenson as
Vice President and Chief Information Officer

St. Petersburg, FL - August 26, 2013 - United Insurance Holdings Corp. (NASDAQ: UIHC) (UPC Insurance or the Company), today announced that the Company has appointed Andrew Swenson as Vice President and Chief Information Officer. In this newly created position, Mr. Swenson will be responsible for directing and enhancing the Company's information technology infrastructure.

Mr. Swenson, 54, brings to UPC Insurance over 30 years of experience running IT operations for leading companies, and has worked in IT since 1982 in government, middle market and Fortune 500 companies, including positions as Chief Information Officer for Sykes Enterprises (NASDAQ: SYKE) and ABR Information Systems (now Ceridian). In several organizations during his career, Mr. Swenson has been responsible for developing and implementing strategic IT plans to support rapid organic and acquisition growth. He holds the Certified Information Systems Security Professional designation and is a member of several information technology advisory boards in the Tampa Bay area.

Mr. John Forney, Chief Executive Officer of UPC Insurance, stated, “We are very pleased to welcome Andy to the UPC Insurance executive management team. He brings extensive information technology leadership experience, and has led the IT infrastructure build-out for rapidly growing publicly held corporations. Andy understands the importance of data and analytics to our business, and we expect him to make significant contributions to our continued development in that area, in addition to serving as a senior member of our leadership team. We believe that we are building a 'best-in-class' management team here at UPC Insurance, and Andy adds unique skills that will be invaluable as we continue our growth.”

Background on Mr. Swenson

In addition to his roles at Sykes and ABR Information Services, Mr. Swenson founded the security consulting company VAR Integration Specialists, Inc. (ISI), which was acquired by Tribridge in July 2003. He subsequently served as CIO for Tribridge, which is an IT business consultancy with over 300 employees, 14 offices in the U.S. and Europe and over 1,700 customers. He holds a B.S. in Computer Science from Coleman College in San Diego, California.

About UPC Insurance

Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services residential property and casualty insurance policies through a group of wholly owned insurance subsidiaries. United Property & Casualty Insurance Company, the primary operating subsidiary of UPC Insurance, writes and services property and casualty insurance using a network of independent agents in Florida, Massachusetts, Rhode Island, New Jersey, North Carolina and South Carolina, and was recently licensed to write in New Hampshire and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

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CONTACT:	OR	INVESTOR RELATIONS:
United Insurance Holdings Corp.		The Equity Group
John Rohloff		Adam Prior
Director of Financial Reporting		Senior Vice-President
(727) 895-7737 / jrohloff@upcinsurance.com		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com